Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Joint Proxy Statement/Consent Solicitation Statement/Prospectus constituting a part of Amendment No. 1 to this Registration Statement on Form S-4 of our report dated March 12, 2021, relating to the financial statements of Shapeways, Inc., which is contained in such Joint Proxy Statement/Consent Solicitation Statement/Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Joint Proxy Statement/Consent Solicitation Statement/Prospectus.

/s/ Briggs & Veselka Co.
Briggs & Veselka Co.
Houston, Texas

July 22, 2021

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